                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATA


                                   (UNAUDITED)

                                                                            QUARTER ENDED
                                                                            -------------
                                                                        JUNE 30,        JUNE 30,
                                                                          2003            2002
                                                                        --------        --------

Average common shares outstanding during the period:
            Basic and diluted .......................................       83.6            70.4

Incremental shares under stock options computed under
            the price of issuer's stock during the period ...........       --              --
                                                                        --------        --------

            Total shares for basic EPS ..............................       83.6            70.4
                                                                        ========        ========

Income from continuing operations ...................................   $   12.7        $    3.7

Income from discontinued operations,
            net of income taxes of $ 6.3 in 2002 ....................       --               9.5
                                                                        --------        --------

            Net income ..............................................   $   12.7        $   13.2
                                                                        ========        ========

Net income ..........................................................   $   12.7        $   13.2
Loss on redemption of subsidiary preferred stock ....................       --             (36.3)
                                                                        --------        --------
            Net income (loss) available to common stockholders ......   $   12.7        $  (23.1)


Net income (loss) per basic and diluted common share:
            Continuing operations ...................................   $   0.15        $  (0.46)
            Income from discontinued operations .....................       --              0.13
                                                                        --------        --------
            Net loss ................................................   $   0.15        $  (0.33)
                                                                        ========        ========

Adjusted to reflect the one-for-2.5 reverse stock split effected on May 28, 2002.